Exhibit 99.1

24096 – 170th Avenue Fergus Falls, MN 56537 Phone: 218-998-4301 Fax: 218-998-4302 ahicks@otaellc.com www.ottertailethanol.com

For immediate release

November 10, 2008

Fergus Falls, Minnesota

FERGUS FALLS ETHANOL PLANT NAMES CEO

The Ottertail Ag Enterprises, LLC Board of Governors today announced the appointment of Anthony Hicks as the Fergus Falls based ethanol plant’s Chief Executive Officer.  Hicks has a long history with the plant, having been part of the company’s original development steering committee. Since the time the company achieved closing on its original financing and commenced operation of the plant, Hicks has been serving as CFO.   Hicks will begin his duties as CEO immediately.

Otter Tail Ag selected Hicks, who helped lead the project through its finance and construction phase, for the CEO position after the former CEO, Kelly Longtin, resigned.  Jerry Larson, the Chairman of the company, says of Hicks: “We are confident in the business management skills that Anthony continues to bring to Otter Tail Ag, along with the detailed financial and operational experience he has already with the company.” Adds Larson, “Anthony’s seasoned leadership is a  known quantity and provides stability for the staff, our lenders and continuity with all our business partners and contractual arrangements.   We welcome Anthony as CEO and appreciate his passion.”

Hicks has over 25 years of experience in management level leadership in agri-business. Prior to joining Otter Tail Ag, Hicks was employed in the senior management group of Whitestone Farms, a pork production company ranking in the top 15 largest pork production companies in North America. Says Hicks, “I look forward to continuing with Otter Tail Ag in the CEO leadership position,  and, together with the Board and our dedicated staff, continuing the process of taking the  plant to a mature operating level, and providing value added to our region’s economy.”    Hicks and his wife Lorraine have been residents of Fergus Falls since 1996. The couple have two adult children.

Having commenced production of ethanol in April, 2008, Otter Tail Ag is now in its fiscal year-end auditing stage.  The company will purchase and process approximately 18 million bushels of corn annually, and will produce approximately 55 million gallons of ethanol per year, along with 175,000 tons of wet and dry distillers grains, used primarily as a livestock feed additive.   Otter Tail Ag has invested over $100 million in its physical plant and is one of the largest private economic development projects in Otter Tail County history. The company currently has over 30 employees. The company has set its first annual meeting for February 12th, 2009, at the Bigwood Center in Fergus Falls.

Except for historical information contained herein, the statements in this information release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include our expectations regarding future costs and revenues and consumer demand for ethanol. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission. The information contained in this release  is accurate only as of the date issued. Investors should not assume that the statements made in these documents remain operative at a later time. Otter Tail Ag Enterprises, LLC undertakes no obligation to update any information contained in this release.